EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 333-227152) and Form S-3 (No. 333-228140) of First Keystone Corporation of our report dated March 30, 2026, relating to the consolidated financial statements of First Keystone Corporation, which appear in this Form 10-K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Milwaukee, Wisconsin

March 30, 2026